EXHIBIT 4.2

THE WARRANT AND THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

ALPHA INNOTECH CORP.

WARRANT TO PURCHASE «SHARE_» SHARES

OF COMMON STOCK

Warrant No. W-[    ]

THIS CERTIFIES THAT, for value received,                      and its assigns are entitled to subscribe for and purchase      (    ) shares (as adjusted pursuant to Section 4 hereof, the “Shares”) of the fully paid and nonassessable common stock, par value $0.01 per share (“Common Stock”), of Alpha Innotech Corp., a Delaware corporation (the “Company”), at the price of $1.20 per share (such price and such other price as shall result, from time to time, from the adjustments specified in Section 4 hereof is herein referred to as the “Warrant Price”), subject to the provisions and upon the terms and conditions set forth herein and in the Securities Purchase Agreement, dated as of even date herewith, by and among the Company and the initial holder of this Warrant (the “Securities Purchase Agreement”). As used herein, the term “Date of Grant” means July     , 2006. As used herein, the term “Warrant” shall be deemed to include any warrants issued in exchange or upon transfer or partial exercise of this Warrant unless the context clearly requires otherwise.

1. Term. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the six-month anniversary of the Date of Grant through July     , 2016.

2. Method of Exercise; Payment; Issuance of New Warrant.

(a) Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part and from time to time, at the election of the holder hereof, by (x) the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A-1 duly completed and executed) at the principal office of the Company and by the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company (“Wire Transfer”) of an amount equal to the then applicable Warrant Price multiplied by the number of Shares then being purchased or (y) if in connection with a registered public offering of the Company’s securities, the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A-2 duly completed and executed) at the principal office of the Company together with notice of arrangements reasonably satisfactory to the Company for payment to the Company either by certified or bank check or by Wire Transfer from the proceeds of the sale of shares to be sold by the holder in such public offering of an amount equal to the then applicable Warrant Price per share multiplied by the number of Shares then being purchased. The person or persons in whose name(s) any certificate(s) representing the Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. As soon as practicable after the exercise of this Warrant and in any event within three trading days thereafter, upon the terms and subject to the conditions of this Warrant, the Company at its expense will cause to be issued in the name of and delivered to the holder, or as the holder may direct to a broker or other persons, a certificate or certificates for the number of Shares to which the holder shall be entitled on such exercise, in such denominations as may be requested by the holder. In lieu of delivering physical certificates for the Shares issuable upon any exercise of this Warrant, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, and that any legend upon the certificates for the Shares shall have been removed pursuant to Section 7 below, upon request of the holder, the Company shall use commercially reasonable efforts to cause its transfer agent electronically to transmit such Shares by crediting the account of the holder’s broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time limitations herein as for stock certificates shall apply).

(b) On and after the effective date of the Registration Statement (as defined in the Securities Purchase Agreement) through the Term of this Warrant, at any time that the Registration Statement or a successor registration statement is not effective, in lieu of exercising this Warrant for cash, the holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election substantially in the form attached hereto as Exhibit A-1 duly completed and executed (“Net Exercise”). The Company shall issue to a holder who Net Exercises a number of Warrant Shares computed using the following formula:

X	=	Y (A - B)
A

Where

X =	The number of Warrant Shares to be issued to the holder.

Y =	The number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The fair market value of one (1) Warrant Share (at the date of such calculation).

B =	The Warrant Price (as adjusted to the date of such calculation (the “Determination Date”)).

For purposes of this Section 2, the fair market value of a Warrant Share shall mean:

(i)	If traded on a securities exchange, the Nasdaq National Market or Nasdaq SmallCap Market, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange or market over the 10 trading days immediately prior to the Determination Date;

(ii)	If traded on the Nasdaq Stock Market (other than the Nasdaq National Market or Nasdaq SmallCap Market) or other over-the-counter system, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock over the 30 trading days immediately prior to the Determination Date; and

(iii)	If there is no public market for the Common Stock, the fair market value shall be the price per Warrant Share that the Company could obtain from a willing buyer for Warrant Shares sold by the Company from authorized but unissued Warrant Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.

In the event that this Warrant is exercised pursuant to this Section 2 in connection with the consummation of the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a Rule 145 transaction) (“Public Offering”), the fair market value per Warrant Share shall be the per share offering price to the public of the Public Offering.

3. Stock Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

4. Adjustment of Warrant Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Fundamental Transaction. If, at any time while this Warrant is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the holder shall have the right to receive, for each Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder, (a) upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of Shares for which this Warrant is exercisable immediately prior to such event or (b) if the Company is acquired in an all cash transaction, cash equal to the value of this Warrant as determined in accordance with the Black Scholes Pricing Model (as hereafter defined). For purposes of any such exercise, the determination of the Warrant Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Warrant Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the holder a new warrant consistent with the foregoing provisions and evidencing the holder’s right to exercise such warrant into Alternate Consideration; provided that this Warrant shall have been cancelled or amended to the extent such cancellation or amendment is necessary so that such new warrant does not unjustly or disproportionately enrich the holder of the new warrant relative to a holder of the number of Shares for which this Warrant is exercisable immediately prior to such event. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4(a) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. For purposes hereof, “Black Scholes Pricing Model” means the value determined using the Black Scholes pricing model assuming that the Warrant had been assumed by the acquiring company and determining volatility on an implied basis using pricing information for trading of options in the stock of the acquiring company as of the date of determination or, if no such pricing information is available, determining volatility on an historical basis for the 12-month period prior to the date of determination.

(b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Common Stock, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision or the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c) Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend or make a distribution to all of its stockholders with respect to its Common Stock payable in Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend or make a distribution to all of its stockholders with respect to its Common Stock, any (i) cash (excluding cash dividends payable solely out of earnings or earned surplus of the Company) or (ii) additional stock, rights, warrants or other securities or property (other than cash) by way of dividend, other than additional shares of Common Stock, then and in each such case the holder, on the exercise hereof as provided in Section 2, shall be entitled to receive the amount of stock, rights, warrants and property (including cash in the case referred to in subdivision (i) above) which the holder would hold on the date of such exercise if on the date of such action (or the record date therefor) the holder had been the holder of record of the number of shares of Common Stock for which this Warrant is exercisable as provided in Section 2 and had thereafter, during the period from the date thereof to and including the date of such exercise, retained such shares and all such other or additional stock, rights, warrants and property (including cash in the case referred to in subdivision (i) above) receivable by the holder as aforesaid during such period.

(d) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

5. Notice of Adjustments. Whenever the Warrant Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 4 hereof, the Company shall make a certificate signed by its chief executive officer, chief financial officer or any vice president setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (without regard to Section 14 hereof, by first class mail, postage prepaid) to the holder of this Warrant.

6. Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value of the Common Stock on the date of exercise as determined pursuant to the penultimate sentence of Section 2(b) above.

7. Compliance with Securities Act; Disposition of Warrant or Shares of Common Stock.

(a) Compliance with Securities Act. The holder of this Warrant, by acceptance hereof, agrees that such holder will not offer, sell or otherwise dispose of this Warrant, or any Shares except under circumstances which will not result in a violation of the Act or any applicable state securities laws. Upon exercise of this Warrant, unless the Shares being acquired are registered under the Act and any applicable state securities laws or an exemption from such registration is available, the holder hereof shall confirm in writing that the Shares so purchased are not being acquired with a view toward distribution or resale in violation of the Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. This Warrant and all Shares issued upon exercise of this Warrant (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THE WARRANT AND THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.”

Said legend shall be removed by the Company, upon the request of a holder, at such time as the restrictions on the transfer of the applicable security shall have terminated. In addition, in connection with the issuance of this Warrant, the holder specifically represents to the Company by acceptance of this Warrant as follows:

(1) The holder is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant. The holder is acquiring this Warrant for its own account and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

(2) The holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the holder’s investment as expressed herein.

(3) The holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. The holder is aware of the provisions of Rule 144, promulgated under the Act.

(4) The holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

(b) Disposition of Warrant or Shares. With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder’s counsel, or other evidence reasonably satisfactory to the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, the Company, as promptly as practicable but no later than fifteen (15) days after receipt of the written notice, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 8(b) that the opinion of counsel for the holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Notwithstanding the foregoing, this Warrant or such Shares may, as to such federal laws, be offered, sold or otherwise disposed of in accordance with Rule 144 or 144A under the Act, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 or 144A have been satisfied. Each certificate representing this Warrant or the Shares thus transferred (except a transfer pursuant to Rule 144) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(c) Applicability of Restrictions. Neither any restrictions of any legend described in this Warrant nor the requirements of Section 7(b) above shall apply to any transfer or grant of a security interest in, this Warrant (or the shares of Common Stock obtainable upon exercise thereof) or any part hereof (i) to a partner of the holder if the holder is a partnership or to a member of the holder if the holder is a limited liability company, (ii) to a partnership of which the holder is a partner or a limited liability company of which the holder is a member, or (iii) to any affiliate of the holder if the holder is a corporation; provided, however, in any such transfer, if applicable, the transferee shall on the Company’s request agree in writing to be bound by the terms of this Warrant as if an original holder hereof.

8. Rights as Stockholders. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

9. Registration Rights. The Company grants registration rights to the holder of this Warrant for any shares of Common Stock of the Company obtained upon exercise hereof as set forth in the Securities Purchase Agreement.

10. Mergers. The Company shall provide the holder of this Warrant with at least twenty (20) days’ written notice prior to the closing thereof of the terms and conditions of any of the following transactions: (i) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business or (ii) its merger into or consolidation with any other corporation in which the Company is not the surviving entity (other than a wholly-owned subsidiary of the Company) or (iii) any transaction (including a merger or other reorganization) or series of related transactions, in which more than 50% of the voting power of the Company is disposed of; provided, however, that any SEC filing made by the Company on Edgar related to any of the transactions referenced in clauses (i), (ii) or (iii) shall serve as notice for the purpose of this Section 10.

11. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

12. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or electronic mail, or (B) if delivered from outside the United States, by International Federal Express (or other recognized international express courier) or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express (or other recognized international express courier), two business days after so mailed, or (iv) if delivered by facsimile or electronic mail, upon electronic confirmation of receipt and shall be delivered as addressed as follows:

if to the Company, to:

Alpha Innotech Corp.

2401 Merced Street

San Leandro, CA 94577

Phone: (510) 483-9620

Attn: Chief Financial Officer

with a copy to:

Heller Ehrman LLP

75 Middlefield Street

Menlo Park, CA 94025

Phone: (650) 324-7000

Attn: Marina Remennik

if to the holder, at its address as shown on the books of the Company.

13. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Shares issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

14. Lost Warrants or Stock Certificates. The Company covenants to the holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

15. Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

16. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

17. Survival of Agreements. All agreements of the Company and the holder hereof contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

18. Remedies. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the holders hereof (in the case of a breach by the Company), or the Company (in the case of a breach by a holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.

19. No Impairment of Rights. The Company will not, by amendment of its certificate of incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

20. Severability. Whenever possible, each provision of this Warrant shall be interpreted in such a manner as to be valid, legal and enforceable under all applicable laws and regulations. If, however, any provision of this Warrant shall be invalid, illegal or unenforceable under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed to be so modified, it shall be invalid, illegal or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Warrant or the validity, legality or enforceability of such provision in any other jurisdiction.

21. Entire Agreement; Modification. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter; provided, however, that any non-disclosure agreement signed by the holder of this Warrant shall survive the execution of this Warrant.

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IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

ALPHA INNOTECH CORP.

By:
Name:	Haseeb Chaudhry
Title:	Chief Executive Officer

Address: 2401 Merced Street

San Leandro, CA 94577

Exhibit A-1

Notice of Exercise

1.	The undersigned hereby:

[ ]	elects to purchase shares of Common Stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

[ ]	elects to exercise its issuance rights pursuant to Section 2(b) of the attached Warrant with respect to shares of Common Stock of the Company.

2.	Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3.	The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature)

Dated:

Exhibit A-2

Notice of Exercise

1.	Contingent upon and effective immediately prior to the closing (“Closing”) of the Company’s public offering contemplated by the Registration Statement filed with the Securities and Exchange Commission filed on , the undersigned hereby:

[ ]	elects to purchase shares of Common Stock of the Company (or such lesser number of shares as may be sold on behalf of the undersigned at the Closing) pursuant to the terms of the attached Warrant.

2.	Please deliver to the custodian for the selling stockholders a stock certificate representing such shares.

3.	The undersigned has instructed the custodian for the selling stockholders to deliver to the Company $ or, if less, the net proceeds due the undersigned from the sale of shares in the aforesaid public offering. If such net proceeds are less than the purchase price for such shares, the undersigned agrees to deliver the difference to the Company prior to the Closing.

(Name)

(Address)

Dated: